Exhibit 10.26
AGREEMENT
WHEREAS, Anthera Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 25801 Industrial Blvd., Suite B, Hayward, California 94545, U.S.A. (the “Company”), Shionogi & Co., Ltd., with a place of business at 1-8, Doshomachi 3-chome, Chuo-ku, Osaka, Japan (“Shionogi”) and Eli Lilly and Company, an Indiana corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Eli Lilly”) entered into the License Agreement dated July 31, 2006 concerning pharmaceutical products that inhibit phospholipase (the “License Agreement”);
WHEREAS, Article 3, Section 3(a) of the License Agreement provides for a Milestone Payment by the Company to Shionogi and Eli Lilly of $3,000,000 upon the initiation of the first Phase 3 clinical trial of each Licensed Product in an Oral Formulation, fifty percent (50%) or US$1,500,000 of which is payable to Shionogi (the “Phase 3 Milestone Payment”);
WHEREAS, pursuant to that certain Agreement between the Company and Shionogi effective as of September 7, 2009 (the “Amendment Agreement”), the Company and Shionogi (i) extended the date on which the Phase 3 Milestone Payment associated with the commencement of Phase 3 clinical trials of varespladib methyl (“A-002”) is due to Shionogi and (ii) increased the amount of the Phase 3 Milestone Payment due to Shionogi from US$1,500,000 to US$1,750,000 in consideration for such extension;
WHEREAS the Company desires to issue, and Shionogi desires to receive, shares of the Company’s common stock in satisfaction of the Company’s payment obligation with respect to such Milestone Payment;
NOW, THEREFORE, in consideration for the premises and for other good and lawful consideration, receipt of which is hereby acknowledged, the parties agree as follows.
     1. Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement.
     2. Agreement. Each of the Company and Shionogi agree that (i) the Phase 3 Milestone Payment associated with the commencement of a Phase 3 clinical trial of A-002 may be paid in the form of shares of the Company’s Common Stock (the “Payment Shares”); (ii) such Payment Shares may be issued at any time prior to or promptly following the applicable Payment Date (as such term is defined in the Amendment Agreement); (iii) such Payment Shares shall be valued at the price per share at which shares of the Company’s Common Stock are sold to the public in the Company’s initial public offering minus any per-share underwriting discounts, commissions or fees; (iv) such Payment Shares shall be issued on terms no less favorable to Shionogi than those terms received by investors pursuant to that certain Stock Purchase Agreement dated September 25, 2009 among the Company and the investors party thereto; and (v) upon the issuance by the Company of Payment Shares to Shionogi having an aggregate value, calculated pursuant to subsection (iii) above, of US$1,750,000, the Company’s obligation in respect of the Phase 3 Milestone Payment associated with the commencement of a Phase 3 clinical trial of A-002 shall be satisfied in full.

     3. Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document. For purposes of this Agreement and any other document required to be delivered pursuant to this Agreement, facsimiles of signatures shall be deemed to be original signatures. In addition, if any of the parties sign facsimile copies of this Agreement, such copies shall be deemed originals.
     4. Further Acts. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     5. Other terms and Conditions. All other remaining terms and conditions of the License Agreement (which relate to Shionogi and the Company) are unchanged and remain in full force and effect.
[signature page follows.]

     In witness whereof, the parties have caused this Agreement to be executed by their duly authorized officers as of the date set forth below.

Anthera Pharmaceuticals, Inc.		Shionogi & Co., Ltd.

By:	/s/ Paul Truex	By:	/s/ Isao Teshirogi

Name:	Paul Truex	Name:	Isao Teshirogi

Title:	President & Chief Executive Officer	Title:	President and Representative Director

Date:	February 24, 2010	Date:	February 24, 2010

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